UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 12, 2018

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	0001-36033	Not Applicable
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.  Completion of Acquisition of Disposition of Assets.

On November 12, 2018, Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc. (collectively, “Sellers,” and each a direct or indirect wholly-owned subsidiary of Theravance Biopharma, Inc. (the “Company”)) completed the sale to Cumberland Pharmaceuticals Inc. (“Buyer”) of the Company’s assets related to the manufacture, marketing and sale of the Company’s proprietary antibiotic, VIBATIV® (telavancin) (“VIBATIV” or the “Product”). The transaction (the “Transaction”) was pursuant to the Asset Purchase Agreement (the “Agreement”) previously announced by the Company in a Current Report on Form 8-K filed on November 6, 2018.

At the closing, Buyer paid Sellers $20 million. In addition, pursuant to the Agreement, Buyer will pay Sellers (i) $5 million on or before April 1, 2019 and (ii) tiered royalties of up to 20% of U.S. net sales of the Product until such time as royalties cumulatively total $100 million.

In connection with the closing of the Transaction, Buyer acquired, among other things, (i) intellectual property rights relating to the Product, (ii) active pharmaceutical ingredient for the Product, work-in-process and finished drug product, (iii) the U.S. marketing authorization for the Product, (iv) certain assigned contracts relating to the manufacture and commercialization of the Product, and (v) books and records related to the Product. Buyer also assumed certain clinical study obligations related to the Product and post-closing liabilities and obligations relating to the Product as described in the Agreement.

Sellers have agreed to provide transition services to Buyer for limited periods of time following the closing of the Transaction. Sellers have also agreed for a limited period not to engage in specified activities that would compete with the manufacture, marketing and sale of the Product.

The representations, warranties and covenants contained in the Agreement were made only for the purposes of the Agreement, were made as of specific dates, and were made solely for the benefit of the parties to the Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by Sellers and Buyer in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders of the Company. For the foregoing reasons, none of the Company’s shareholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

In connection with the closing of the Transaction, the Company is filing as Exhibit 99.1 hereto certain pro forma financial information giving pro forma effect to the Transaction as of the dates indicated therein.

Item 9.01.  Financial Statements and Exhibits.

(b)                                 Pro Forma financial information.

Unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 and unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017, in each case giving pro forma effect to the sale.

(d)                                 Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document
2.1 * #

Asset Purchase Agreement, dated as of November 1, 2018, by and among Cumberland Pharmaceuticals Inc. on the one hand, and Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc. on the other hand.

99.1	Pro Forma Financial Information

*                                         The schedules and exhibits to the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

#                                         Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, which portions are omitted and filed separately with the SEC.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: November 16, 2018	/s/ Renee D. Gala
Renee D. Gala
Senior Vice President and Chief Financial Officer

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